EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
WestMountain Index Advisor, Inc. (formerly Terra Mining Corporation)

We hereby consent to the incorporation into WestMountain Index Advisor, Inc. (formerly Terra Mining Corporation’s) Form S-1, of our report dated January 19, 2011 except for Note 3 and 11 which are dated October 14, 2011 relating to the consolidated balance sheet of  WestMountain Index Advisor, Inc. (formerly Terra Mining Corporation), for the period ended October 31, 2010 and related consolidated statement of operations, stockholders’ equity and cash flows from March 25, 2010 (inception date) through the period ended October 31, 2010.

We also consent to the reference to us under the headings “Experts” in such Form S-1.

/s/ PMB Helin Donovan LLP
PMB Helin Donovan LLP
Seattle, WA November 14, 2011